Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 12, 2026, related to the consolidated financial statements of Alternus Clean Energy, Inc. and its subsidiaries (collectively, the “Company”) appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, CA

August 5, 2026